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                                                                     EXHIBIT 2.2

                                ESCROW AGREEMENT

          THIS ESCROW AGREEMENT (this "Escrow Agreement") is made and entered into as of June 2, 1999, by and among Asyst Technologies, Inc., a California corporation ("Parent"), PROGRESSIVE SYSTEM TECHNOLOGIES, INC., a Texas corporation (the "Company"), the shareholders of the Company listed on Exhibit A hereto (the "Shareholders"), and STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A., a national banking association (the "Escrow Agent").

                                    RECITALS

          A. Parent, Merger Sub Acquisition Corp., a Texas corporation and wholly-owned subsidiary of Parent ("Merger Sub"), the Company, and certain shareholders of the Company have entered into an Agreement and Plan of Merger and Reorganization, dated June 2, 1999 (the "Reorganization Agreement") which provides that Merger Sub will be merged with and into the Company (the "Merger"), with the Company being the surviving corporation, on the terms and conditions set forth therein. Capitalized terms used and not otherwise defined in this Escrow Agreement shall have the meanings assigned to them in the Reorganization Agreement, a copy of which is attached hereto.

          B. The Reorganization Agreement contemplates the establishment of an escrow arrangement to secure the indemnification obligations of the Shareholders to each of the Indemnitees. As a condition precedent to Parent's consummation of the transactions contemplated by the Reorganization Agreement and related agreements, Parent has required that the Company and the Shareholders enter into this Escrow Agreement; and the Shareholders desire, and have agreed, to enter into this Escrow Agreement in order to induce Parent to consummate the Merger.

          C. By virtue of the Shareholders' execution of this Escrow Agreement, the Shareholders have agreed to be bound by the terms of this Escrow Agreement, including without limitation (i) the establishment of this escrow to secure their indemnification obligations under Section 9.2 of the Reorganization Agreement, (ii) the appointment of the Majority Shareholders (as defined in Section 3(b)) as their representative for the purposes of this Escrow Agreement and as attorney-in-fact and agent for and on behalf of each of the Shareholders, and the taking by the Majority Shareholders of any and all actions and the making of any decisions required or permitted to be taken or made by them under this Escrow Agreement, and (iii) all of the other terms, conditions and limitations in this Escrow Agreement.

                                   AGREEMENT

          The parties to this Escrow Agreement, intending to be legally bound, agree as follows:

          1. Appointment of the Escrow Bank. Parent, the Company, the Shareholders and the Majority Shareholders hereby appoint State Street Bank and Trust Company of California, N.A. to act as the escrow agent under this Escrow Agreement and State Street Bank and Trust Company of California, N.A. hereby accepts such appointment.

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         2.  Deposit of Funds

                (a) Simultaneously with the Closing, 50,000 shares of Parent Common Stock (the "Escrow Stock") will be deposited by Parent at the direction of the Shareholders with the Escrow Agent. The amount delivered and deposited by each Shareholder shall be as set forth opposite the names of the Shareholders on Exhibit A hereto. The Escrow Stock will be registered in the names of the Escrow Agent on behalf of the Shareholders who otherwise would be entitled to receive them as a result of the Merger as set forth in Exhibit A.

                (b) The Escrow Agent shall acknowledge by written receipt on the date hereof that the Escrow Stock has been delivered and deposited with the Escrow Agent and that the Escrow Agent will hold the Escrow Stock in a separate account (the "Escrow Fund") pursuant to the terms and conditions hereof.

                (c) The value of each share of Escrow Stock for purposes of this Escrow Agreement shall be equal to $25.60, adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend or similar transaction effected by the Company after the Closing Date (the "Valuation Price"). Parent shall notify the Escrow Agent of any adjustment of the Valuation Price. Unless and until the Escrow Agent receives written notice from Parent of any adjustment of the Valuation Price, the Escrow Agent may assume without inquiry that no such adjustment has been or is required to be made.

     3.   Distributions.

                (a) Dividends, Etc. Any cash, securities or other property distributable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any shares of Escrow Stock (including ordinary dividends) shall not be distributed to the Shareholders, but rather shall be distributed by Parent to the Escrow Agent and held by the Escrow Agent in the Escrow Fund. At the time any shares of Escrow Stock are required to be released from the Escrow Fund to any person pursuant to this Escrow Agreement, any cash, securities or other property previously received by the Escrow Agent in respect of or in exchange for such shares of Escrow Stock (including ordinary dividends) shall be released from the Escrow Fund to such person. Unless and until the Escrow Agent shall receive cash, securities or other property distributable in respect of or in exchange for any shares of Escrow Stock, the Escrow Agent may assume without inquiry that no such property has been, or is required to be, distributed to it and shall be obligated only to hold in the Escrow Fund the shares of Escrow Stock and such other property as has actually been delivered to it.

                (b) Investment of Cash Received. The Escrow Agent shall invest any cash received pursuant to Section 3(a) or any other provision of this Escrow Agreement at, and pursuant to, the written direction of a majority in interest of the Shareholders (based on the percentages set forth on Exhibit A hereto) (the "Majority Shareholders") in Eligible Investments (as defined below) and shall not be responsible or liable for any loss accruing from any investment made in accordance herewith. All earnings received from the investment of the cash in the Escrow Fund shall be credited to, and shall become a part of, the Escrow Fund (and any losses on such investments shall be debited to the Escrow
Fund). The Escrow Agent shall have no liability for any investment losses, including any losses on any investment required to be

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liquidated prior to maturity in order to make a payment required hereunder.
"Eligible Investments" as used in this Section 3(b) means (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof); (ii) obligations (including certificates of deposit and banker's acceptances) of any domestic commercial bank having capital and surplus in excess of $500,000,000; (iii) repurchase obligations for underlying securities of the type described in clause (i); or (iv) shares of money market funds rated in the highest rating categories by Moody's and Standard & Poor's. In the absence of written direction from the Majority Shareholders as to how cash in the Escrow Fund should be invested, the Escrow Agent shall invest such cash in the SSgA U.S. Treasury Money Market Fund, which is a money market mutual fund registered under the Investment Company Act of 1940, the principal of which is invested in obligations issued or guaranteed by the United States government. Interest on any such investment shall be allocated to the Shareholders in accordance with their percentage interests in the Escrow Fund set forth in Exhibit A.

     4. Voting of Escrow Shares. Each Shareholder shall be entitled to instruct the Escrow Agent as to how shares of Escrow Stock attributable to such Shareholder are to be voted. Each Shareholder may instruct the Escrow Agent with respect to a percentage of the total shares of Escrow Stock held in the Escrow Fund from time to time corresponding to such Shareholder's percentage interest in the Escrow Fund set forth in Exhibit A. In the absence of such directions, the Escrow Agent shall not vote the shares of Escrow Stock or take any other action as registered owner of the Escrow Stock. The Escrow Agent need not forward to the Shareholders or anyone else any copies of annual or quarterly reports, proxies or other documents received by it. Parent agrees to furnish such materials directly to the Shareholders, so that they, in turn, may exercise their voting and other rights as beneficial owners of the Escrow Stock. The Escrow Agent shall be under no obligation to itself preserve, protect or exercise rights in the Escrow Stock, and shall be responsible only for reasonable measures to maintain the physical safekeeping thereof, and otherwise to perform and observe such duties on its part as are expressly set forth in this Escrow Agreement.

     5. Transferability. The interests of Shareholders in the Escrow Fund and in the Escrow Stock shall not be assignable or transferable, other than by operation of law. No transfer of any of such interests by operation of law shall be recognized or given effect until the Escrow Agent shall have received written notice of such transfer.

     6. Legend. Each certificate representing a share of Escrow Stock shall be imprinted with a legend in substantially the following form:

     THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE ESCROW AGREEMENT, DATED AS OF JUNE 2, 1999 BETWEEN THE ISSUER AND THE ORIGINAL HOLDER THEREOF, AND THE ISSUER RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF THE CONDITIONS SHALL BE FURNISHED BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

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     7. Disbursement of Escrowed Funds.

        7.1 Claim Notice. If an Indemnitee determines in good faith that there is or has been (a) any inaccuracy in or breach of any representation or warranty made by the Company or the Signing Shareholder set forth in Section 2 of the Reorganization Agreement, or in the Closing Certificates, (b) any breach of any covenant or obligation of the Company or the Signing Shareholder (including the covenants set forth in Sections 4 or 5 of the Reorganization Agreement), or (c) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(a)" or "(b)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under Section 9 of the Reorganization Agreement) that entitles such Indemnitee to be indemnified pursuant to Section 9 of the Reorganization Agreement (a "Claim") then Parent shall deliver to both the Majority Shareholders and the Escrow Agent a written notice of such Claim (a "Claim Notice"), setting forth (i) a brief description of the circumstances supporting the Indemnitee's belief that such possible inaccuracy, breach or Legal Proceeding exists or has occurred, and (ii) to the extent possible, a non-binding, preliminary estimate of the aggregate dollar amount of all Damages that have arisen and may arise as a result of such possible inaccuracy or breach (such aggregate amount being referred to as the "Claim Amount").

        7.2 Response Notice. Within thirty (30) days after the delivery of a Claim Notice to the Majority Shareholders and the Escrow Agent, the Majority Shareholders shall deliver to the Indemnitee, with a copy to the Escrow Agent, a written notice (the "Response Notice") containing: (a) instructions to the Escrow Agent to the effect that the Escrow Agent shall withdraw from the Escrow Fund and pay to the Indemnitee an amount equal to the entire Claim Amount set forth in such Claim Notice; or (b) instructions to the Escrow Agent to the effect that the Escrow Agent shall withdraw from the Escrow Fund an amount equal to a specified portion (but less than the entire amount) of the Claim Amount set forth in such Claim Notice, together with a statement that the remaining portion of such Claim Amount is being disputed; or (c) a statement that the Claim and the entire Claim Amount set forth in such Claim Notice is being disputed. If no Response Notice is received by the Indemnitee and the Escrow Agent from the Majority Shareholders within thirty (30) days after the delivery of a Claim Notice to the Majority Shareholders and the Escrow Agent, then the Majority Shareholders shall be deemed to have given instructions to the Escrow Agent that an amount of the Escrow Fund equal to the entire Claim Amount set forth in such Claim Notice is to be withdrawn from the Escrow Fund and paid to the Indemnitee.

        7.3  Disbursement of Escrowed Funds to Indemnitee

             (a) If the Majority Shareholders give (or are deemed to have given) instructions to the Escrow Agent to the effect that the Escrow Agent shall withdraw from the Escrow Fund and pay to the Indemnitee an amount in shares of Escrow Stock, valued at the Valuation Price, equal to the entire Claim Amount set forth in a Claim Notice, then the Escrow Agent shall promptly, following the required delivery date for the Response Notice, (i) transfer, and deliver to Indemnitee such shares of Escrow Stock in such amount held in the Escrow Fund (or such lesser amount of Escrow Stock as is then held in the Escrow Fund) and
(ii) the Escrow Agent shall continue to hold the remaining portion of the Escrow Fund pursuant to this Escrow Agreement.

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        (b) If a Response Notice delivered by the Majority Shareholders in response to a Claim Notice contains instructions to the Escrow Agent to the effect that the Escrow Agent shall withdraw from the Escrow Fund and pay to the Indemnitee an amount equal to a specified portion (but not the entire amount) of the Claim Amount set forth in such Claim Notice, then (i) the Escrow Agent shall promptly following the required delivery date for the Response Notice transfer and deliver to the Indemnitee such lesser amount (or such lesser amount of Escrow Stock as is then held in the Escrow Fund) and (ii) the Escrow Agent shall continue to hold the remaining portion of the Escrow Fund pursuant to this Escrow Agreement.

        (c) If a Response Notice delivered by the Majority Shareholders in response to a Claim Notice contains a statement that all or a portion of the Claim Amount set forth in such Claim Notice is being disputed (such Claim Amount or the disputed portion thereof being referred to as the "Disputed Amount"), then, the Escrow Agent shall continue to hold in the Escrow Fund Escrow Stock equal to the Disputed Amount or such lesser amount that remains in the Escrow Fund. Such Escrow Stock shall continue to be held in the Escrow Fund until receipt by the Escrow Agent of (i) a notice executed by the Indemnitee and the Majority Shareholders setting forth instructions to the Escrow Agent regarding the release of such Escrow Stock or (ii) a copy of a non-appealable court order or a court order for which the appeal period has expired containing instructions to the Escrow Agent regarding the release of such Escrow Stock. The Escrow Agent shall thereupon release the Escrow Stock from the Escrow Fund in accordance with the instructions set forth in such notice or order.

        (d) Any distribution of Escrow Stock to the Shareholders pursuant to any provision of this Escrow Agreement shall be made to them at their addresses and in the percentage interests set forth in Exhibit A and shall be deemed to have been made when the Escrow Agent instructs the stock transfer agent of the Escrow Stock to issue and mail the appropriate number of shares of Escrow Stock.

     8. Majority Shareholders.

        8.1 The Shareholders hereby irrevocably appoint the Majority Shareholders as their agent for purposes of this Escrow Agreement, and the Majority Shareholders hereby accept such appointment as the Shareholders' agent. Parent and the Escrow Agent shall be entitled to deal exclusively with the Majority Shareholders on all matters relating to this Escrow Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Shareholder by the Majority Shareholders, and on any other action taken or purported to be taken on behalf of any Shareholder by the Majority Shareholders, as fully binding upon such Shareholder. If for any reason there are no Majority Shareholders at any time, all references herein to the Majority Shareholders shall be deemed to refer to the Shareholders.

        8.2 Neither the Majority Shareholders nor any agent employed by them shall be liable to any Shareholder relating to the performance of their duties under the Reorganization Agreement or this Escrow Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Majority Shareholders constituted fraud or were taken or not taken in bad faith. The Majority

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Shareholders shall be indemnified and held harmless by the Shareholders in the amounts determined by applying the procedures specified in this Escrow Agreement against all expenses (including attorneys' fees), judgments, fines and other amounts paid or incurred in connection with any action, suit, proceeding or claim to which the Majority Shareholders are made a party by reason of the fact that they were acting as the Shareholders' agent pursuant to the Reorganization Agreement or this Escrow Agreement; provided, however, that the Majority Shareholders shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of jurisdiction by clear and convincing evidence that the actions taken or not taken by the Majority Shareholders constituted fraud or were taken or not taken in bad faith. The Majority Shareholders shall be protected in acting upon any notice, statement or certificate believed by it to be genuine and to have been furnished by the appropriate person and in acting or refusing to act in good faith or any matter.

        8.3 A decision, act, consent or instruction of the Majority Shareholders shall be made in writing and shall constitute a decision of all the Shareholders, and shall be final, binding and conclusive upon each of the Shareholders, and Parent, the Escrow Agent and the Company may rely upon any decision, act, consent or instruction of the Majority Shareholders as being the decision, act, consent or instruction of each and all of the Shareholders. Parent, the Escrow Agent and the Company are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Majority Shareholders.

    9.  Release of Escrowed Funds

        9.1 If on March 2, 2000, there are no outstanding Claims, the Escrow Agent shall release and pay to the Shareholders the Escrow Stock and any other assets held in the Escrow Fund, such payment to be made to each Shareholder by multiplying the aggregate amount of the Escrow Fund by the percentage set forth opposite such Shareholder's name on Exhibit A hereto. If, on such date, there are one or more outstanding Claims, the Escrow Agent shall release and pay to the Shareholders only an amount equal to the amount by which the Escrow Fund exceeds the aggregate amount of the outstanding Claims and an amount equal to all outstanding Claims will continue to be held until all such Claims have been resolved. If any funds remain in the Escrow Fund after the resolution and payment provided for in the immediately preceding sentence, the Escrow Agent shall release and pay such remainder to the Shareholders with each Shareholder receiving an amount determined by multiplying such remainder by the percentage set forth opposite such Shareholder's name on Exhibit A hereto.

        9.2 Upon release of the Escrow Fund pursuant to Section 9.1 of this Escrow Agreement, any and all other assets remaining in the Escrow Fund, less any taxes required under applicable law to be withheld by the Escrow Agent with respect to the Escrow Fund or such other assets, shall be paid by the Escrow Agent to the party or parties to whom such funds are being released.

    10. Fees and Expenses

        10.1 The Escrow Agent agrees to perform its duties hereunder in accordance with the fee schedule attached as Exhibit B hereto, which may be subject to change on an annual

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basis (the "Escrow Agent Fees"). In addition to the Escrow Agent Fees, the
Escrow Agent shall be entitled to reimbursement on demand for all expenses reasonably incurred in connection with the administration of the Escrow Fund created hereby which are in excess of its compensation for normal services hereunder, including without limitation, payment of any reasonable legal fees incurred by the Escrow Agent in connection with resolution of any claim by any party hereunder. Each of (a) Parent and (b) the Shareholders shall be liable for one-half (1/2) of the Escrow Agent Fees and such other amounts due to Escrow Agent and Parent shall be entitled to reimbursement from the Escrow Stock if any such excess expenses are paid by Parent and not paid by the Shareholders within thirty (30) days after written request for such payment is made by Parent pursuant to Section 10.3.

        10.2 Except as may otherwise be provided herein, all expenses (including attorneys' fees) incurred by any Shareholder in connection with this Escrow Agreement shall be borne by such Shareholder.

        10.3 Thirty (30) days following the delivery of a notice in writing to the Escrow Agent and the Majority Shareholders by Parent in respect of Section
10.1 or Section 11.5, unless the Majority Shareholders shall have paid the Shareholders' portion of the Escrow Agent fees, the Escrow Agent shall transfer, deliver and assign to Parent, in reimbursement of fees and expenses pursuant to the last sentence of Section 10.1 or the first sentence of Section 11.5, such amount of Escrow Stock held in the Escrow Fund as instructed by Parent.

    11. Duties of the Escrow Agent; Limitation of Escrow Agent's Liability

        11.1 The sole duty of the Escrow Agent, other than as herein specified, shall be to receive and hold the Escrow Fund, subject to disbursement in accordance with this Escrow Agreement, and the Escrow Agent shall be under no duty to determine whether Parent, the Majority Shareholders or the Shareholders are complying with the requirements of this Escrow Agreement or any other agreement. Parent and the Shareholders acknowledge and agree that the Escrow Agent (a) shall not be responsible for any of the agreements referred to herein but shall be obligated only for performance of such duties as are specifically set forth in this Escrow Agreement; (b) shall not be obligated to take any legal or other action hereunder which might in its judgment involve any expense or liability unless it shall have been furnished with acceptable indemnification;
(c) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for determining the accuracy thereof, and (d) may consult counsel satisfactory to it, and the opinion of such counsel, shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel.

        11.2 Neither the Escrow Agent nor any of its directors, officers or employees shall be liable to anyone for any action taken or omitted to be taken by it or any of its directors, officers or employees hereunder except in the case of Escrow Agent's willful misconduct or gross negligence. In no event shall the Escrow Agent be liable for incidental, consequential or punitive damages. Parent and the Shareholders, jointly and severally, covenant and agree to

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indemnify the Escrow Agent and its directors, officers and employees and hold them harmless without limitation from and against any loss, liability or expense of any nature incurred by the Escrow Agent arising out of or in connection with this Escrow Agreement or with the administration of its duties hereunder, including but not limited to reasonable legal fees and other costs and expenses, except such loss, liability or expense caused by the Escrow Agent's willful misconduct or gross negligence.

        11.3 Parent and the Shareholders, jointly and severally, agree to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment of Escrow Funds under this Escrow Agreement, and to indemnify and hold the Escrow Agent and its directors, officers and employees harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against the Escrow Agent on any such payment or other activities under this Escrow Agreement, except for taxes payable by the Escrow Agent in respect of fees received by it hereunder. Parent and the Shareholders undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Escrow Agreement. Parent and the Shareholders, jointly and severally, agree to indemnify and hold the Escrow Agent and its directors, officers and employees harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arises out of this Escrow Agreement, including costs and expenses (including reasonable legal fees), interest and penalties.

        11.4 The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository or subescrow agent employed by the Escrow Agent than any such book-entry depository or subescrow agent has to the Escrow Agent, except as to the extent that such action or omission of any book-entry depository or subescrow agent was caused by the Escrow Agent's own willful misconduct or negligence.

        11.5 As among themselves, each of (a) Parent and (b) the Shareholders shall be liable for fifty percent (50%) of any amounts owed to the Escrow Agent in satisfaction of any of the foregoing indemnification obligations and, subject to the provisions of Sections 10.1 and 10.3 hereof, Parent shall be entitled to reimbursement from the Escrow Fund of the Shareholders' share of any such loss, liability or expense, if such share is paid by Parent. The provisions of
Section 11.2 and 11.3 shall survive termination of this Escrow Agreement.

        11.6 In the event of any disagreement between Parent and the Shareholders, or between them and any other person, resulting in adverse claims or demands being made in connection with the assets hereunder, or in the event that the Escrow Agent, in good faith, be in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands or it may refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until (a) the rights of Parent

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and the Shareholders shall have been fully and finally adjudicated by a court of competent jurisdiction, or (b) all differences shall have been adjusted and all doubt resolved by agreement between Parent or the Shareholders and the Escrow Agent shall have been notified thereof in writing signed by or on behalf of all such persons. The rights of the Escrow Agent under this Section 11.6 are in addition to all other rights which it may have by law or otherwise.

    12. Replacement of the Escrow Agent. The Escrow Agent may resign at any time by giving sixty (60) days prior written notice to all parties hereto, but will continue to serve until a successor is appointed by mutual agreement of the Parent and the Majority Shareholders. The Parent and the Majority Shareholders, by mutual agreement, may at any time, and with or without cause, remove the Escrow Agent by written notice to the Escrow Agent. In the event the Escrow Agent is removed or for any reason is unable to serve or fails to continue to serve as the escrow agent hereunder, the Parent and the Majority Shareholders, by mutual agreement, shall appoint a successor escrow agent. Any successor escrow agent shall execute and deliver an instrument accepting the appointment as escrow agent hereunder and thereupon will have the same rights and duties as the original Escrow Agent and be governed by the terms and conditions set forth in this Escrow Agreement.

    13. General

        13.1 Other Agreements. Nothing in this Escrow Agreement is intended to limit any of Parent's or the Shareholders' rights or obligations under the Reorganization Agreement (or any agreement entered into in connection with the transactions contemplated by the Reorganization Agreement).

        13.2 Governing Law. This Escrow Agreement shall be construed in accordance with, and governed in all respects, by the internal laws of the State of California (without giving effect to the conflict of laws).

        13.3 Successors and Assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Escrow Agreement shall be binding upon: the Company and its successors and assigns (if any); each undersigned Shareholder and his respective personal representatives, executors, administrators, estates, heirs, successors and permitted assigns (if any); Parent and its successors and permitted assigns (if any); and the Escrow Agent and its successors and permitted assigns. This Escrow Agreement shall inure to the benefit of: the Shareholders; Parent; the Company; the Escrow Agent; the other Indemnitees (subject to Section 8 of the Reorganization Agreement); and the respective successors and permitted assigns (if any) of the foregoing.

        13.4 Severability. In the event that if any provision of this Escrow Agreement, or the application of any such provisions to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Escrow Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

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        13.5  Waiver.

              (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Escrow Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Escrow Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

              (b) No Person shall be deemed to have waived any claim arising out of this Escrow Agreement, or any power, right, privilege or remedy under this Escrow Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        13.6 Amendments. This Escrow Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto; provided however, that this Escrow Agreement may be amended on behalf of all Shareholders by the Majority Shareholders.

        13.7 Attorneys' Fees. Subject to Section 11.2, if any action or proceeding relating to this Escrow Agreement or the enforcement of any provision of this Escrow Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

        13.8 Notices. Any notices and other communications required or permitted to be delivered to any party under this Escrow Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

        If to Parent:          Asyst Technologies, Inc.
                               48761 Kato Road
                               Fremont, CA  94538
                               Attn: Chief Financial Officer
                               Facsimile: (510) 661-5151

If to Escrow Agent to:       State Street Bank and Trust Company
                             of California, N.A.
                             Library Tower
                             633 West 5/th/ Street, 12/th/ Floor
                             Los Angeles, CA  90071
                             Attn:  Corporate Trust Administration
                             (Asyst/Progressive System Technologies 1999 Escrow)
                             Facsimile:  (213) 362-7357

If to the Shareholders:      as set forth on the signature page hereto

     Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt. The Escrow Agent may assume that Claims Notices, Response Notices or other documents or notices required to be delivered to the Escrow Agent and any other person have been delivered to such other person if they have been received by the Escrow Agent, but the Escrow Agent need not inquire into or verify such delivery.

     13.9 Headings. The headings contained in this Escrow Agreement are for convenience of reference only, shall not be deemed to be a part of this Escrow Agreement and shall not be referred to in connection with the construction or interpretation of this Escrow Agreement.

     13.10 Construction.

           (a) For purposes of this Escrow Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

           (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Escrow Agreement.

           (c) As used in this Escrow Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

           (d) Except as otherwise indicated, all references in this Escrow Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Escrow Agreement and Exhibits to this Escrow Agreement.

     13.11 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Escrow Agreement.

     13.12 Absence of Third Party Beneficiary Rights. No provisions of this Escrow Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Escrow Agreement.

     13.13 Entire Agreement. This Escrow Agreement and the Reorganization Agreement referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements or understandings among or between any of the parties relating to the subject matter hereof and thereof.

     13.14 Authorization. The execution, delivery of and performance under this Escrow Agreement by each of Parent, the Company, the Shareholders and the Escrow Agent have been duly authorized by all necessary and appropriate action.

     13.15 Counterparts. This Escrow Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     13.16 Tax Reporting Language. Parent, the Company and the Shareholders agree to provide the Escrow Agent with certified tax identification numbers for each of them by furnishing appropriate Forms W-9 (or W-8 in the case of non-U.S. persons) and other forms and documents that the Escrow Agent may reasonably request (collectively, "Tax Reporting Documentation") to the Escrow Agent within 30 days after the date hereof. The parties hereto understand that, if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code, as it may be amended from time to time, to withhold a portion of the Escrow Shares or cash otherwise distributable pursuant to this Escrow Agreement.

     In Witness Whereof, the parties have executed this Escrow Agreement as of June 2, 1999.
                    Asyst Technologies, Inc.

                    By:       /s/ Douglas J. McCutcheon
                              -------------------------
                    Printed Name:  Douglas J. McCutcheon
                                   ---------------------
                    Title:        Senior Vice President, CFO
                                  --------------------------



                    State Street Bank and Trust Company
                    of California, N.A.


                    By:  /s/ Jeanie Mar
                         ---------------------------------
                    Printed Name:  Jeanie Mar
                                   -----------------------
                    Title:        Assistant Vice President
                                  ------------------------



                    Progressive System Technologies, Inc.


                    By:       /s/ Antonio DiNapoli
                              ----------------------------
                    Printed Name:  Antonio DiNapoli
                                   -----------------------
                    Title:    Chairman
                              ----------------------------



                    Shareholders:


                    /s/ Advent International Investors LP
                    /s/ GPE II
                    /s/ Envirotech
                    /s/ Petra Capital
                    /s/ Anthony DiNapoli
                    /s/ Maurice McCall
                    /s/ Joe McCall
                    /s/ Mike Kim
                    /s/ Rodney Muirhead
                    /s/ David Hensen

                                   Exhibit A

                                                                                    Percent (%)
Name and Address                           Number of Escrow Shares            Interest in Escrow Fund
---------------------------------       -----------------------------      ------------------------------
Anthony DiNapoli                                     7,088                             14.17%
Maurice McCall                                           8                               .02%
Joe McCall                                               4                               .01%
Mike Kim                                                 9                               .02%
Rodney Muirhead                                          9                               .02%
David Hensen                                            18                               .04%
Advent International Investors LP                       29                               .06%
Growth Capital Partners                              1,783                              3.57%
GPE II                                              19,472                             38.94%
Envirotech                                           6,665                             13.33%
Petra Capital                                       13,041                             26.08%
Daniel Babbs                                           460                               .92%
Tim Ewald                                              460                               .92%
Sharon Foster                                          460                               .92%
John Van Strein                                        460                               .92%
Other holders                                           36                               .07%

                                   Exhibit B

                           ESCROW AGENT FEE SCHEDULE






                                      B-1